United States securities and exchange commission logo





                     October 2, 2023

       Paul Fusaro
       Chief Operating Officer
       Bitwise 10 Crypto Index Fund
       400 Montgomery Street
       Suite 600
       San Francisco, CA 94104

                                                        Re: Bitwise 10 Crypto
Index Fund
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 000-56270

       Dear Paul Fusaro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Crypto Assets